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                                                                   Exhibit 10.13


                             SECURED PROMISSORY NOTE

$1,000,000                                                         April 5, 2000


     FOR VALUE RECEIVED, the undersigned, MARK CULHANE ("Borrower"), hereby promises to pay to iManage, Inc., a Delaware corporation ("Lender"), or order, the principal sum of One Million Dollars ($1,000,000), and accrued interest thereon, as provided herein.

A.   Payments.

     1. Interest. Interest shall accrue with respect to the outstanding principal indebtedness under this Secured Promissory Note (this "Note") at the per annum rate of 5.00%. Interest payable under this Note shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed.

     2.   Maturity Date.

          (a) Except as set forth in Sections 2(b) and 2(c) below, the principal amount and all accrued and unpaid interest due under this Note (collectively, the "Borrower's Obligations") shall be due and payable in full without any further notice or demand on the earlier of the following dates (the "Maturity Date") (i) December 31, 2008; or (ii) three (3) trading days after the first date upon which Borrower has the ability to sell the Pledged Collateral (as defined in Paragraph A.6 below), subject to the Lender's trading window and insider trading policy, as applicable, at a price equal to or greater than Twenty Dollars ($20.00) per share.

          (b)  If there is a Constructive Termination (defined below) within two
(2) years following a Transfer in Control occurring before the Maturity Date, then the Borrower's Obligations, as adjusted under Section 2(c) below, shall become immediately due and payable on the first day after the fifth (5th) trading day after the expiration of the period fixed by Lender's Amended 1997 Stock Option Plan as then in effect for Borrower's exercise of the Options (as defined in the Pledge Agreement) on which borrower has the ability to sell the Pledged Collateral subject to any restrictions due to trading windows, insider trading policies, lock-ups or applicable law.

          (c) If the events described in Section 2(b) occur and if the Net Cash Realizable is less than the Borrower's Obligations, then only the amount of the Borrower's Obligations equal to the Net Cash Realizable shall be due and payable under Section 2(b) and the remaining amount of the Borrower's Obligations shall be forgiven. For purposes of this Note, "Net Cash Realizable" shall mean the net proceeds realizable from the sale of the Pledged Collateral less Applicable Taxes, and "Applicable Taxes" shall mean (i) any and all taxes incurred by Borrower as a result of the sale of the Pledged Collateral (or that would have been incurred by the Borrower if the Pledged Collateral had been sold) and (ii) any excise tax described in Section 4999 of the Internal Revenue Code of 1986, as amended, incurred by Borrower (or that would have been incurred by the Borrower if the Pledged Collateral had been sold) relating to acceleration and vesting of stock options by reason of the Constructive Termination if any or all benefits provided to Borrower on a Transfer of Control cause Borrower to be subject to the excise tax.

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     3.   Application of Payments. Any payment received from Borrower shall be first applied to accrued but unpaid interest and then to the principal amount then outstanding under this Note.

     4.   Optional and Mandatory Prepayment.

          (a) Borrower shall have the right at any time and from time to time to prepay, in whole or in part, the principal amount of this Note, without payment of any premium or penalty. Any principal prepayment must be accompanied by a payment of all interest accrued but unpaid through the date of such prepayment.

          (b) Borrower shall pay over to Lender any cash or non-cash proceeds realized on the sale or other disposition of any of the Pledged Collateral, net of Applicable Taxes, with all such proceeds to be applied as a mandatory prepayment of Borrower's obligations under this Note no later than three (3) trading days after such sale or other disposition.

     5. Form of Payment. The Borrower's Obligations are to be paid in lawful money of the United States of America in immediately available funds.

     6. Security. Pursuant to that certain Stock Pledge Agreement (the "Pledge Agreement") of even date herewith, Borrower has granted Lender a security interest in the Pledged Collateral (as defined therein) to secure the payment of all of the Borrower's Obligations. Notwithstanding the foregoing, Borrower acknowledges and agrees that this Note is a full recourse note and that Borrower is liable for full payment of the Borrower's Obligations without regard to the value at any time or from time to time of the Pledged Collateral.

B.   Events of Default.

     1. The occurrence of any one or more of the following events shall constitute an "Event of Default" under this Note:

          (a) Borrower's breach of the obligation to pay any amount payable under this Note on the date that it is due and payable;

          (b)  The occurrence of an Event of Default under the Pledge Agreement;
or

          (c) Borrower's institution of proceedings against it, or Borrower's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to Lender's rights and remedies, or Borrower's consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Borrower or of any substantial part of Borrower's property, or Borrower's making of an assignment for the benefit of creditors.

     2. Rights and Remedies on Event of Default. On the occurrence of an Event of Default, all principal, interest and charges owing under this Note shall immediately and without the requirement of further notice or other action by Lender become due and payable and Lender

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shall have the right to enforce this Note by exercise of the rights and remedies granted to it by applicable law and to such remedies as are specified in the Pledge Agreement.

C.   Other Provisions.

     1.   Definitions.

          (a) For the purposes hereof, a "Transfer of Control" shall mean an Ownership Change Event (defined below) or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Lender immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Lender's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Lender or the corporation or corporations to which the assets of the Lender were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Lender or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The board of directors of the Lender shall have the right to determine whether multiple sales or exchanges of the voting stock of the Lender or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

          (b) For the purposes hereof, an "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the
Lender:

               (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Lender of more than fifty percent (50%) of the voting stock of the Lender;

               (ii) a merger or consolidation in which the Lender is a party;

               (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Lender; of a liquidation or dissolution of the Lender.

          (c) For the purposes hereof, "Constructive Termination" means a termination of Borrower's employment by the Lender (or any successor entity) other than for Cause, or Borrower's resignation from Lender (or any successor entity) within thirty (30) days following an event deemed to be Good Reason.

          (d) For the purposes hereof, "Cause" means (A) willful misconduct or gross negligence in performance of Borrower's duties as Chief Financial Officer of Lender (or any successor entity), including his refusal to comply in any material respect with the legal directives of the Board of Directors of Lender (or any successor entity); (B) dishonest or fraudulent conduct, a deliberate attempt to do an injury to Lender (or any successor entity), or conduct that materially harms Lender (or any successor entity) or is materially detrimental to the reputation of Lender (or any successor entity), including any felony conviction; or (C) a breach of any element of the Employee Inventions and Proprietary Rights Assignment Agreement between the Lender

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and the Borrower dated September 25, 1998, including without limitation, theft or other misappropriation of proprietary information of Lender (or any successor entity).

          (e) For the purposes hereof, "Good Reason" means (A) a material adverse change in Borrower's position; (B) a reduction in Borrower's base salary, unless such reduction is in connection with similar decreases of the other members of the management team of Lender; or (C) without Borrower's prior written consent, a requirement by Lender (or any successor entity) that he relocate to a facility more than fifty (50) miles from his current principal workplace.

     2. Governing Law. This Note shall be governed by California law, without giving effect to conflicts of law principles.

     3. Borrower Waivers. Borrower waives presentment, diligence, demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, Lender need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender be a true and correct copy of this Note in all material respects.

     4. Enforcement Costs. Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses Lender expends or incurs in connection with the enforcement of this Note, the collection of any sums due under this Note, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the holder under this Note.

     5. Entire Agreement. This Note and the Pledge Agreement constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and supersede all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof, including, without limitation, the memorandum from Mahmood Panjwani to Mark Culhane dated October 31, 2000.

     6. Headings. Section headings used in this Note have been set forth herein for convenience of reference only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Note.


                                       /s/ MARK CULHANE
                                       ------------------------------------
                                       MARK CULHANE

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